EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-4) of Carolina Financial Corporation of our report dated March 15, 2017 relating to the First South Bancorp, Inc.’s consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, and the effectiveness of First South Bancorp, Inc.’s internal control over financial reporting as of December 31, 2016, which appears in the First South Bancorp, Inc.’s annual report on Form 10-K, which is filed with the U.S. Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Raleigh, North Carolina

August 7, 2017